EXHIBIT 10(j)

RESTRUCTURING  AGREEMENT

THIS RESTRUCTURING AGREEMENT (“Agreement”) is entered into as of this 20th day of January, 2009 between Power Sports Factory, Inc. (“PSF”) and Andretti IV, LLC (“Andretti IV”) (collectively the “Parties).

RECITALS

A.           The Parties are parties to an Exclusive Licensing Agreement dated May 15, 2007 wherein PSF has been, among other things, granted the rights to use the “Andretti” name and personal publicity rights of several members of the Andretti family in connection with the branding and sale of the “Andretti/Benelli” line of motor scooters to be distributed by PSF (“Benelli Agreement”).

B.           The Parties are also parties to an Exclusive Licensing Agreement dated June 27, 2008 wherein PSF has been, among other things, granted the rights to use the “Andretti” name and personal publicity rights of several members of the Andretti family in connection with the branding and sale of the “Andretti/Yamati” line of motor scooters to be distributed by PSF (“Yamati Agreement”).

C.           Both the Benelli Agreement and the Yamati Agreement contain provisions relating to compensation payable to Andretti IV in consideration for the grant of rights which included the requirement for PSF to pay Andretti IV a minimum guaranteed amount per year of said Agreements.

D.           As of December 31, 2008, PSF owes Andretti IV Four Hundred Fifty Thousand Dollars ($450,000) pursuant to the Benelli Agreement and Ninety Thousand Dollars ($90,000) pursuant to the Yamati Agreement for a total of Five Hundred Forty Thousand Dollars ($540,000) as minimum guaranteed amounts owing pursuant to said Agreements (“the December 31, 2008 Debt”).

E.           While the Benelli Agreement and the Yamati Agreement shall continue in full force and effect through their agreed terms, the Parties wish to restructure  the December 31, 2008 Debt as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein and the fulfillment of all of them, the sufficiency of which is acknowledged by the Parties, it is agreed as follows:

AGREEMENT

1.	Restructuring of December 31, 2008 Debt: In full restructuring of the December 31, 2008 Debt, PSF shall effectuate the following:

a.
Pay to Andretti IV the sum of Two Hundred Fifty Thousand Dollars ($250,000).  The payment of this sum will be made via wire transfer and received by Andretti IV not later than Friday, February 6, 2009.  The instructions for this wire shall be provided under separate cover. In the event that this payment is not made, Andretti IV shall have the right, in its sole discretion, to rescind this agreement in its entirety, or in part.

b.	Issue to Andretti IV one million (1,000,000) shares of PSF common stock which shall represent a conversion of fifty-eight thousand dollars ($58,000) at $.058.

c.	Execute a Promissory Note in the amount of Eighty-Seven Thousand Dollars ($87,000) with full payment thereof to be paid not later than March 30, 2009 in the form attached hereto as Exhibit A.

d.
Execute an Amendment to the Benelli Agreement and to the Yamati Agreement which will document a change from the reference “Contract Year Three” to “Contract Year Four” contained in Paragraph 13(a)(v) of each such Agreement

2.           Default:  PSF shall be in default under this Agreement if it fails to comply completely and timely with obligations set forth in Paragraph 1 or if it fails to timely satisfy the terms of the Promissory Note.  Upon an event of default, this Agreement shall, at Andretti IV’s election evidenced by written notice to PSF, be null and void and all sums payable pursuant to the Benelli Agreement and the Yamati Agreement in their original forms shall be immediately due and owing, including all pre- and post-judgment interests, costs and attorneys’ fees that shall continue to accrue during the term of this Agreement.

3.           Release and Discharge of December 31, 2008 Debt:  In consideration of PSF’s full compliance and satisfaction of the terms of this Agreement, Andretti IV shall release and discharge PSF, along with their current and former shareholders, officers, directors, representatives, attorneys, insurers, agents, and employees, and together with any and all persons, firms, corporations, affiliates, and subsidiaries, who are or may be liable therefor, from the December 31, 2008 Debt.  Except as otherwise provided herein, all other terms and conditions of the Benelli Agreement and the Yamati Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date set forth below.

POWER SPORTS FACTORY, INC. /s/ Shawn Landgraf ___________________________ Shawn Landgraf Chief Executive Officer Date: January 20, 2009	ANDRETTI IV, LLC /s/ Mario Andretti ___________________________ Mario Andretti Member Date: January 20, 2009